EXHIBIT 99.6

FOR IMMEDIATE RELEASE

           -- TARRANT APPAREL GROUP ANNOUNCES RAISE OF $30 MILLION --

   --2004 GUIDANCE SIGNALS RETURN TO PROFITABILITY FOR TARRANT APPAREL GROUP--

-- TARRANT APPAREL GROUP ANNOUNCES COMPLETION OF LEASE OF ITS MEXICO FACILITIES, MARKING THE COMPANY'S RETURN TO PRE-1999 PRIVATE LABEL AND PRIVATE BRAND FOCUS--

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LOS ANGELES, CA - October 20, 2003 /  PRNewswire-FirstCall  / -- Tarrant Apparel
Group (Nasdaq: TAGS), a leading provider of private label and private brand casual apparel, today announced that it has closed on the sale of approximately 850,000 shares of a non-voting Series A Convertible Preferred Stock, at $38 per share, to institutional investors and individual accredited investors. The offering, which is being managed by Houston-based investment bank Sanders Morris Harris, allows for up to one million preferred shares to be sold. Tarrant Apparel Group expects a second and final closing to occur within the next several days.

In connection with the equity financing, Tarrant Apparel filed a preliminary proxy statement with the Securities and Exchange Commission for a special shareholder meeting to be held in early December 2003, at which the Company will seek shareholder approval, in compliance with the Nasdaq Stock Market listing standards, of the issuance of 10 shares of common stock upon conversion of each share of Preferred Stock. Shareholders, including members of management, holding approximately 53% of the Company's outstanding voting securities, have agreed to vote their shares in favor of the conversion of the Preferred Stock at the shareholders' meeting.

Gerard Guez, Chairman and Chief Executive Officer of Tarrant Apparel Group said, "Strengthening our working capital is one of the final steps in the restructuring of our business, and will support the growth of our private label, trading company model that fueled profits in the years prior to our Mexico manufacturing initiative. Perhaps more importantly, this funding will allow us to maximize growth opportunities that would otherwise be left in incubation." As previously announced, the Company has entered into an exclusive distribution agreement with Federated Stores (www.fds.com) for American Rag Cie (www.americanrag.aol.com), and with Wet Seal (www.wetseal.com) for No Jeans. Tarrant also manufactures Seven 7 jeanswear, exclusively for Express (www.expressfashion.com). "Premier retailers have a need to differentiate themselves from their competition, and we want to continue building and improving our process in order to exceed the expectations of our new and existing retail partners," Mr. Guez concluded.


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GUIDANCE FOR 2004

With the Company's restructuring largely completed, Tarrant is providing guidance for 2004. The Company estimates that sales for 2004 could represent significant year-over-year growth, and could be between $370-$395 million. Income before taxes is estimated to be between $17-$21 million, and net income is estimated to be between $10-$12 million after depreciation expense of approximately $15 million.

LEASE OF MEXICO FACILITIES

Tarrant Apparel Group also is pleased to announce that is has finalized agreements for the previously announced lease of certain of its manufacturing facilities in Mexico, including real estate and the manufacturing equipment located in the facilities, to entities affiliated with Mr. Kamel Nacif Borge. Pursuant to these agreements, the Company leased its twill mill in Tlaxcala, Mexico, and its denim and twill mill in Ajalpan, Mexico, for a period of 6 years and for an annual rental fee of $11 million. Kamel Nacif Borge is the beneficial owner of more than 10% of our outstanding common stock.

In connection with this transaction, the Company also entered into a management services agreement pursuant to which Mr. Nacif's affiliates will manage the operation of our remaining facilities in Mexico. The term of the management services agreement is also for a period of 6 years. The Company has agreed to purchase, annually, 6 million yards of fabric manufactured at the facilities leased and/or operated by Mr. Nacif's affiliates.

ABOUT TARRANT APPAREL GROUP

Tarrant Apparel Group serves specialty retailers, mass merchants, national department stores and branded wholesalers by designing, merchandising, contracting for the manufacture of and selling casual, moderately-priced apparel, for women, men and children.

ABOUT SANDERS MORRIS HARRIS

Headquartered in Houston with major offices in Los Angeles and New York, Sanders Morris Harris is the investment banking subsidiary of publicly traded Sanders Morris Group Inc., a financial services firm. More information is available at the Company's web site: www.smhhou.com. For further information, please contact Dean Oakey, Managing Director (Los Angeles Office), 213.253.2282, or Jonah Sulak (Houston Office), 713.250.4291.

FORWARD-LOOKING STATEMENTS:

With the exception of the historical information, this press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act. Examples of forward-looking statements included in this press release include financial guidance for 2004. Forward-looking statements are inherently unreliable and actual results may differ materially. Factors which could cause actual results to differ materially


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from these  forward-looking  statements include the unanticipated loss of one or more major customers, economic conditions, the availability and cost of financing, the risk of a softening of customer acceptance of the Company's products, success of our future business plans and strategies, potential fluctuations in quarterly operating results and the risks of expansion into new business areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional information may be obtained by calling or writing to Adam J. Rosen at 646.244.2412, or arosen@rkequity.com.

Source: Tarrant Apparel Group